Report of Independent Accountants

To the Shareholders and Board of Trustees of the Reserve Private Equity Series:

In planning and performing our audit of the financial statements of the Reserve Private Equity Series (the "Trust") for the year ended May 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving the control procedures and their operation that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Reserve Private Equity Series for the year ended May 31, 2000, and this report does not affect our report thereon dated July 31, 2000.
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In planning and performing our audit of the Reserve Private Equity Series as of
May 31, 2000, it was noted that the reconciliations of cash and securities between the records of the custodian and the funds' records were not being prepared and reviewed on a timely basis. Management has informed us that all people responsible for Trust accounting have been replaced. All cash and custodial statements are now reconciled through May 31, 2000.

This report is solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
New York, New York
July 31, 2000